EXHIBIT 99.3

ONTRAK, INC.

Stock Option Grant Notice
Stock Option Grant under the Company’s
Amended and Restated 2017 Stock Incentive Plan

1.    Name and Address of Participant1:

2.    Date of Option Grant:

3.    Type of Grant:

4.    Maximum Number of Shares for
    which this Option is exercisable:

5.    Exercise (purchase) price per share:

6.    Option Expiration Date:

7.    Vesting Schedule: This Option shall become exercisable (and the Shares issued upon exercise shall be vested) as follows provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting date:

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

The Company and the Participant acknowledge receipt of this Stock Option Grant Notice and agree to the terms of the Stock Option Agreement attached hereto and incorporated by reference herein, the Company’s Amended and Restated 2017 Stock Incentive Plan and the terms of this Option Grant as set forth above.

                            ONTRAK, INC.

                            By:
                             Name:
                             Title:

                            Participant
1 ISOs may only be awarded to Employees of the Company or an Affiliate and NQSOs may only be awarded to Employees, directors or Consultants of the Company or a 50% subsidiary of the Company.

ONTRAK, INC.

STOCK OPTION AGREEMENT - INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of __________ set forth in the Stock Option Grant Notice by and between Ontrak, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Stock Option Grant Notice (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $0.0001 par value per share (the “Shares”), under and for the purposes set forth in the Company’s Amended and Restated 2017 Stock Incentive Plan (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be of the type set forth in the Stock Option Grant Notice.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.    GRANT OF OPTION.

    The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of the number of Shares set forth in the Stock Option Grant Notice, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.    EXERCISE PRICE.

    The exercise price of the Shares covered by the Option shall be the amount per Share set forth in the Stock Option Grant Notice, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Exercise Price”). Payment shall be made in accordance with Paragraph 10 of the Plan.

3.    EXERCISABILITY OF OPTION.

    Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become vested and exercisable as set forth in the Stock Option Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan.

    Notwithstanding the foregoing, in the event of a Change of Control (as defined below), 100% of the Shares which would have vested in each vesting installment remaining under this
Exhibit A-1

Option will be vested and exercisable unless this Option has otherwise expired or been terminated pursuant to its terms or the terms of the Plan.

Change of Control means the occurrence of any of the following events:

(i)    Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)    Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii)    “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

4.    TERM OF OPTION.

    This Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice and, if this Option is designated in the Stock Option Grant Notice as an ISO and the Participant owns as of the date hereof more than 10% of the total combined voting power of all classes of capital stock of the Company or an Affiliate, such date may not be more than five (5) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

    If the Participant ceases to be an Employee, director or Consultant of the Company or an Affiliate (the “Termination Date”) by reason of the Participant’s voluntary termination without Good Reason (as defined in the Participant’s Employment Agreement with the Company), the Option to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within three (3) months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, and the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

In the event the Participant’s service is terminated by the Company or an Affiliate without “Good Cause” or by the Participant, for “Good Reason” (as such terms are defined in the Participant’s Employment Agreement), the Option shall continue to vest (and become exercisable) for a period of twelve (12) months following the date of such termination. In addition, any portion of the Option which becomes vested and is not previously terminated in accordance with this Agreement and the Plan, may be exercised within twenty-four (24) months after the Termination Date, or on or prior to the Option Expiration Date, whichever is earlier.

    If this Option is designated in the Stock Option Grant Notice as an ISO and the Participant ceases to be an Employee of the Company or an Affiliate but continues after termination of employment to provide services to the Company or an Affiliate as a director or Consultant, this Option shall continue to vest in accordance with Section 3 above as if this Option had not terminated until the Participant is no longer providing services to the Company. In such case, or in any case in which the Option continues to vest after termination of the Participant’s employment as provided herein, other than by reason of the Participant’s death or Disability, this Option shall automatically convert and be deemed a Non-Qualified Option as of the date that is three (3) months from termination of the Participant's employment and this Option shall continue on the same terms and conditions set forth herein until such Participant is no longer providing service to the Company or an Affiliate and thereafter as provided herein.

    In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Option to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within twelve (12) months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, and the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

    In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be fully vested to the extent then outstanding as of the Termination Date and shall remain exercisable until the fifth (5) anniversary of the Participant’s termination of service due to Disability or, if earlier, until the Option Expiration Date as specified in the Stock Option Grant Notice. If this Option is designated in the Stock Option Grant Notice as an ISO and the Participant ceases to be an Employee of the Company or an Affiliate by reason of the Employee’s Disability, the Option shall automatically convert and be deemed a Non-Qualified Option as of the date that is twelve (12) months from termination of the Participant's employment and shall otherwise continue on the same terms and conditions set forth herein.

    In the event of the death of the Participant while an Employee, director or Consultant of the Company or an Affiliate, the Option shall be fully vested as of the Termination

Date to the extent then outstanding and shall remain exercisable by the Participant’s Survivors until the fifth (5) anniversary of the death of the Participant or, if earlier, until the Option Expiration Date as specified in the Stock Option Grant Notice.

5.    METHOD OF EXERCISING OPTION.

    Subject to the terms and conditions of this Agreement and the Company’s Insider Trading Policy, the Option may be exercised through the Participant’s broker account at Maxim Group, LLC, the Company’s exclusive broker of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.    PARTIAL EXERCISE.

    Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.    NON-ASSIGNABILITY.

    The Option shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion provided that the Option shall not be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. Except as provided above in this paragraph, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.    NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

    The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.    ADJUSTMENTS.

    The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.    TAXES.

    The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility. The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iii) neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

    If this Option is designated in the Stock Option Grant Notice as an ISO and there is a Disqualifying Disposition (as defined in Section 15 below) or if the Option is converted into a Non-Qualified Option and such Non-Qualified Option is exercised, the Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

11.    PURCHASE FOR INVESTMENT.

    Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares covered by such exercise unless the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act and until the following conditions have been fulfilled:

(a)    The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws”; and

(b)    If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.    RESTRICTIONS ON TRANSFER OF SHARES.

12.1    The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with applicable law (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

12.2    The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the service of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

13.    NO OBLIGATION TO MAINTAIN RELATIONSHIP.

    The Participant acknowledges that: (i) the Company is not by the Plan or this Option obligated to continue the Participant as an employee, director or Consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.    IF OPTION IS INTENDED TO BE AN ISO.

    If this Option is designated in the Stock Option Grant Notice as an ISO so that the Participant (or the Participant’s Survivors) may qualify for the favorable tax treatment provided to holders of Options that meet the standards of Section 422 of the Code then any provision of this Agreement or the Plan which conflicts with the Code so that this Option would not be deemed an ISO is null and void and any ambiguities shall be resolved so that the Option qualifies as an ISO. The Participant should consult with the Participant’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

    Notwithstanding the foregoing, to the extent that the Option is designated in the Stock Option Grant Notice as an ISO and is not deemed to be an ISO pursuant to Section 422(d) of the Code because the aggregate Fair Market Value (determined as of the Date of Option

Grant) of any of the Shares with respect to which this ISO is granted becomes exercisable for the first time during any calendar year in excess of $100,000, the portion of the Option representing such excess value shall be treated as a Non-Qualified Option and the Participant shall be deemed to have taxable income measured by the difference between the then Fair Market Value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement.

    Neither the Company nor any Affiliate shall have any liability to the Participant, or any other party, if the Option (or any part thereof) that is intended to be an ISO is not an ISO or for any action taken by the Administrator, including without limitation the conversion of an ISO to a Non-Qualified Option.

15.    NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION OF AN ISO.

    If this Option is designated in the Stock Option Grant Notice as an ISO then the Participant agrees to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any of the Shares acquired pursuant to the exercise of the ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale) of such Shares before the later of (a) two years after the date the Participant was granted the ISO or (b) one year after the date the Participant acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Participant has died before the Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

16.    NOTICES.

    Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, email, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

        Ontrak, Inc.
        2200 Paseo Verde Parkway, Suite 280
        Henderson, NV 89052
        Email: stockoptionadministrator@ontrakhealth.com

If to the Participant at the address set forth on the Stock Option Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

17.    GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Nevada and agree that such litigation shall be conducted in the state courts of Clark County, Nevada or the federal courts of the United States for the District of Nevada.

18.    BENEFIT OF AGREEMENT.

    Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

19.    ENTIRE AGREEMENT.

    This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan. To the extent there is any conflict between the Plan and this Agreement, the Plan shall control.

20.    MODIFICATIONS AND AMENDMENTS.

    The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

21.    WAIVERS AND CONSENTS.

    Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

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